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                                                                      EXHIBIT 23


To the Board of Directors
  Impath Inc.:

We consent to incorporation by reference in the registration statement (No. 333-09469) on Form S-8 of Impath Inc. of our report dated February 14, 1997, relating to the consolidated balance sheets of Impath Inc. and subsidiaries as of December 31, 1995, and 1996, and the related consolidated statements of operations, stockholders' equity (deficiency), and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996, annual report on Form 10-K of Impath Inc.

                                             KPMG Peat Marwick LLP

March 28, 1997